Exhibit 2.1

AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT

AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT, dated effective as of December 22, 2016 (this “Second Amendment”), by and among Uranium Resources, Inc., a Delaware corporation (“URI”), URI, Inc., a Delaware corporation (“IntermediateCo”), and Laramide Resources Ltd., a corporation organized under the Canada Business Corporations Act (“Purchaser” and together with the Sellers, each a “Party” and collectively, the “Parties”), to the Share Purchase Agreement, dated April 7, 2016, by and among URI, IntermediateCo and Purchaser, as amended by that Letter Agreement among the Parties dated effective as of September 30, 2016, and further amended by that Amendment to Share Purchase Agreement among the Parties dated December 14, 2016 (collectively, the “Agreement”).  URI and IntermediateCo are each referred to herein as a “Seller” and collectively as the “Sellers.”  All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, in accordance with Section 11.08 of the Agreement, the Parties hereto wish to amend certain provisions of the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, and intending to be legally bound, the Parties hereby agree as follows:

1.1.

Termination.  Section 9.01(d) of the Agreement is hereby amended and restated in its entirety as follows:

“by either URI or Purchaser if the Closing has not occurred on or before January 6, 2017; provided, however, that neither URI nor Purchaser will be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Party’s (or, in the case of URI, IntermediateCo’s) willful or knowing breach of this Agreement has prevented the consummation of the transactions at or before such time (and for the avoidance of doubt the Parties agree that Laramide’s inability to obtain the Financing shall not constitute such a willful or knowing breach); and”

1.2

Mortgage.  In order to secure its repayment obligations under the Note, Purchaser agrees to cause HRI to deliver a mortgage in a form mutually agreeable to the Parties (the “Mortgage”).  In addition, an item (i) is hereby added to Section 2.03 of the Agreement, and an item (f) is hereby added to Section 2.04 of the Agreement, each of which shall read “the Mortgage,” thereby adding the Mortgage to the Closing deliveries of each of URI and Purchaser.

1.3

The Note.  The Parties acknowledge and agree that they shall negotiate in good faith mutually agreeable changes to the Note attached as Schedule 3.01(b) to the Agreement.

4244692.5

1.4

The third sentence of Section 3.01(b) of the Agreement is hereby amended and restated in its entirety as follows:

Purchaser shall make principal payments of US$1,500,000 on or prior to each     anniversary of the Closing Date in 2018 and 2019, and a final principal       payment of US$2,000,000 to URI by wire transfer on or prior to the third       anniversary of the Closing Date in 2020.

1.5

Revised Schedule 1.01(b).  The Parties agree that Schedule 1.01(b) to the Agreement is hereby revised to add the “SW¼NE¼SE¼” to the legal descriptions of both the Surface Estate and Mineral Estate of the “Walker Lease” parcels on the Table of Fee Lands at the Crownpoint Project.

2.1

Effect of the Second Amendment.  This Second Amendment shall upon the execution and delivery hereof by the Parties be effective as of the date first set forth above.  This Second Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein.  The Agreement, as amended by this Second Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

2.2

References to the Share Purchase Agreement.  After giving effect to this Second Amendment, unless the context otherwise requires, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Second Amendment, provided that references in the Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall continue to refer to April 7, 2016.

2.3

Other Miscellaneous Terms.  The provisions of Sections 11.04 (Severability), 11.06 (Assignment), 11.10 (Governing Law, Jurisdiction) and 11.12 (Counterparts and Electronic Delivery) of the Agreement shall apply to this Second Amendment mutatis mutandis as if set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Second Amendment as of the date first written above.

SELLER:

URANIUM RESOURCES, INC.

By:	/s/ Christopher M. Jones
Name:	Christopher M. Jones
Title:	President and Chief Executive Officer

SELLER:

URI, INC.

By:	/s/ Christopher M. Jones
Name:	Christopher M. Jones
Title:	President and Chief Executive Officer

PURCHASER:

LARAMIDE RESOURCES LTD

By:	/s/ Dennis Gibson
Name:	Dennis Gibson
Title:	Chief Financial Officer

[Signature Page to Second Amendment to Share Purchase Agreement]